Exhibit 99.1

Global Technologies, Ltd. Signs Agreement to Acquire a Real Estate Holding Company

Parsippany, NJ, June 21, 2023 – Global Technologies Ltd. (OTC Pink: GTLL), an operating company focused on acquiring distressed properties in the real estate sector, proudly announces the signing of an agreement to acquire a real estate redevelopment company whose portfolio consists of a 250,000 square foot industrial facility situated on a 25-acre property in Georgia.

This acquisition represents a pivotal movement in Global Technologies’ bold new vision, as it forges ahead in acquiring and developing unique assets within the real estate sector.

“We are focused on acquiring properties that we deem as undervalued or distressed,” declared CEO Fredrick Cutcher. “Amidst economic uncertainties, we recognize an immense opportunity in redeveloping underutilized commercial spaces by breathing new life into these facilities.”

The acquisition of the real estate portfolio serves as the Company’s shift into the real estate sector, providing an expansive 250,000 square feet of commercial and industrial space, formerly utilized as a manufacturing plant. The Company will explore the highest and best use of the property, identifying revenue streams that will maximize its true potential and expand on shareholder value.

For more information on the transaction, please see the Company’s Current Report on Form 8-K: https://www.sec.gov/ix?doc=/Archives/edgar/data/0000932021/000149315223021780/form8-k.htm.

About Global Technologies Ltd.:

Global Technologies Ltd. is a holding company currently in the midst of a diversification initiative from its traditional holdings in the e-commerce and live shopping industries to real estate redevelopment and property value creation.

Contact:

Global Technologies, Ltd
(973) 233-5151
info@globaltechnologiesltd.info